Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

bioAffinity Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)		Proposed Maximum Offering Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and 457(h)	58,116	(2)	$1.805	(3)	$104,899.38	0.00011020	$11.56
Equity	Common Stock	457(c) and 457(h)	806,392	(4)	$4.33	(5)	$3,491,677.36	0.00011020	$384.78
Equity	Common Stock	457(c) and 457(h)	179,044	(6)	$1.805	(3)	$323,174.42	0.00011020	$35.61
Total Offering Amounts							$3,919,751.16		$431.95
Total Fee Offsets(7)									–
Net Fee Due									$431.95

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of additional shares of Common Stock offered or sold pursuant to the bioAffinity Technologies, Inc. 2014 Equity Incentive Plan described herein, which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, and other anti-dilution provisions.

(2)	Represents the registration of 58,116 shares of Common Stock reserved for issuance under the bioAffinity Technologies, Inc. 2014 Equity Incentive Plan.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the Nasdaq Stock Market on April 18, 2023, which date is within five business days prior to filing this Registration Statement.

(4)	Represents 806,392 shares of Common Stock issuable upon the exercise of options to purchase shares of the Registrant’s Common Stock outstanding under the bioAffinity Technologies, Inc. 2014 Equity Incentive Plan.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $4.33, which is the weighted-average exercise price for Common Stock options outstanding under the bioAffinity Technologies, Inc. 2014 Equity Incentive Plan.

(6)	Represents 179,044 shares Common Stock issuable pursuant to restricted stock awards granted under the bioAffinity Technologies, Inc. 2014 Equity Incentive Plan.

(7)	The registrant is not relying on Rule 457(p) to offset some or all of the filing fee due.